Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
SANDRIDGE ENERGY, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), SandRidge Energy, Inc. (the “Company”), a corporation organized and existing under and by virtue of the DGCL,
DOES HEREBY CERTIFY THAT:
FIRST: At a meeting of the Board of Directors of the Company (the “Board”) duly called and held on March 5, 2015, the Board duly adopted the following resolution amending the Company’s Certificate of Incorporation, and declared its advisability and directed that the amendment be considered at the next annual meeting of the stockholders of the Company:
RESOLVED, that, subject to stockholder approval at the 2015 Annual Meeting, the Company amend in its entirety the first sentence of Article Four of the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s capital stock and Common Stock as follows:
“The aggregate number of shares of capital stock which the corporation shall have authority to issue is ONE BILLION EIGHT HUNDRED FIFTY MILLION (1,850,000,000) shares, of which ONE BILLION EIGHT HUNDRED MILLION (1,800,000,000) shares shall be designated as Common Stock, par value $0.001 per share, and FIFTY MILLION (50,000,000) shares shall be designated as Preferred Stock, par value $0.001 per share.”
SECOND: On June 4, 2015, at an annual meeting of stockholders called and held in accordance with the provisions of the DGCL, the amendment was duly approved and adopted by a majority of the outstanding stock of the Company entitled to vote upon the amendment.
THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on this 4th day of June, 2015.
SANDRIDGE ENERGY, INC.

By: /s/ James D. Bennett

Name:	James D. Bennett

Title:	Chief Executive Officer and President

[Signature page to the Certificate of Amendment to the
Certificate of Incorporation of SandRidge Energy, Inc.]